EXHIBIT 99.1

Contact:
Michael W. Rogers	Brooke D. Wagner
Exec. VP and Chief Financial Officer	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS PHARMACEUTICALS ANNOUNCES FISCAL 2007

YEAR END AND FOURTH QUARTER RESULTS

LEXINGTON, MA, November 29, 2007 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the fiscal year and the three-month period ended September 30, 2007. The Company will host a conference call and webcast today beginning at 9:00am eastern time (details follow below).

The Company reported fiscal 2007 consolidated revenues of $66.1 million, an increase of 31% from fiscal 2006 revenues of $50.5 million. For the three- month period ended September 30, 2007, the Company reported consolidated revenues of $29.5 million, an increase of 94% from the $15.2 million reported for the three-month period ended September 30, 2006.

For fiscal 2007, the Company reported a consolidated net loss of $103.8 million or $1.61 per share, compared to a consolidated net loss of $50.6 million or $1.02 per share for fiscal 2006. Fiscal 2007 results include one- time charges of $53.3 million related to the Company’s acquisition of Valera Pharmaceuticals. Excluding the $53.3 million in one-time charges, the consolidated net loss for the fiscal year was $50.5 million or $0.78 per share. For the three-month period ended September 30, 2007, the Company reported a consolidated net loss of $8.8 million or $0.12 per share, compared to a consolidated net loss of $14.0 million or $0.25 per share for the three- month period ended September 30, 2006.

At September 30, 2007, the Company had consolidated cash, cash equivalents and marketable securities totaling approximately $71.1 million. On October 16, 2007, the Company received a $25 million upfront license fee from Allergan, Inc. in connection with Allergan’s obtaining the U.S. rights to SANCTURA(R) and SANCTURA(R) XR through its acquisition of Esprit Pharma.

“Fiscal 2007 was a year of significant accomplishment and transformative activity,” said Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “I am extremely pleased with our progress and execution as we have continued to demonstrate our ability to achieve our stated milestones on or ahead of schedule. I am very optimistic that in Fiscal 2008 will continue to execute successfully on our strategy of building a leading urology and endocrinology focused specialty pharmaceutical company.”

Dr. Cooper continued, “There are numerous milestone achievements in the past year that demonstrate our execution on strategic objectives. SANCTURA XR, a product we believe is a best in class treatment for overactive bladder, received approval by the FDA ahead of the PDUFA date, and we are very excited to be launching the drug next quarter with Allergan, a world class organization with significant resources and a proven track record of success. NEBIDO(R), a drug for hypogonadism that has tremendous potential and highly differentiated features, completed a very successful Phase III clinical program, and the NDA is now at the FDA and has been given a June 27, 2008 PDUFA date.”

“Our acquisition of Valera Pharmaceuticals was a significant step forward in the execution of the Company strategy. The approval and timely launch of SUPPRELIN(R) LA, coupled with the addition of VANTAS(R), provided significant additional leverage to our sales force. Additionally, the pending approval of VALSTAR(TM) and clinical progress on our octreotide implant provide multiple catalysts for future growth. Our development program for ALKS 27 in conjunction with Alkermes resulted in positive Phase I and Phase IIa results during the fiscal year and we now are in the beginning stages of partnership discussions. Finally, through our other business development activities, we successfully outlicensed aminocandin and IP 751 and we have discussions ongoing for the outlicensing of pagoclone, all designed to further focus our efforts in urology and endocrinology,” concluded Dr. Cooper.”

Recent Highlights

During the past year, the Company achieved a number of important milestones including:

Clinical Development

•	Positive results from Phase III pharmacokinetic trial for NEBIDO

•	Positive results from Phase I and Phase IIa trials of ALKS 27 in COPD

•	Positive results from Phase II trial for the octreotide implant

Regulatory Affairs

•	FDA Approval of SANCTURA XR

•	FDA Approval of SUPPRELIN LA

•	FDA Approvable Letter for VALSTAR

•	NDA Submission for NEBIDO

•	European Union Approval for VANTAS

Business Development

•	Licensing of worldwide rights for aminocandin to Novexel

•	Licensing of worldwide rights for IP 751 to Cervelo

•	Licensing of U.S. rights for SANCTURA and SANCTURA XR to Allergan

•	Licensing of rights for SANCTURA XR outside U.S. to Madaus

Corporate

•	Acquisition of Valera Pharmaceuticals

•	Completion of exchange of Convertible Senior Notes

•	Appointment of Thomas F. Farb as President and Chief Operating Officer

•	Appointment of Kurt W. Lewis as Senior Vice President, Sales and Marketing

•	Election of James C. Gale to Company Board of Directors

Financial Results

Total consolidated revenues for fiscal 2007 were $66.1 million, an increase of 31% from the $50.5 million reported for fiscal 2006. The primary components of revenue for fiscal 2007 were $29.9 million from the amortization of upfront and milestone revenue for SANCTURA received from the Company’s partner, $10.7 million of SANCTURA royalties, $9.1 million in sales force subsidy, $6.3 million from sales of VANTAS, $4.1 million from product sales of SANCTURA to Esprit and $2.7 million from sales of DELATESTRYL.

Cost of product revenue for fiscal 2007 was $14.6 million, a decrease of 26% from the $19.7 million reported for fiscal 2006. Cost of product revenue relates primarily to sales of SANCTURA to Esprit at cost, royalties on sales of SANCTURA that are reimbursed by Esprit, and costs associated with DELATESTRYL and VANTAS.

Research and development expenses for fiscal 2007 were $41.9 million, a decrease of 3% from the $43.2 million reported for fiscal 2006. Marketing, general and administrative expenses for fiscal 2007 were $60.2 million, an increase of 67% from the $36.0 million reported for fiscal 2006.

Interest expense of $5.5 million for fiscal 2007 related to the Company’s Convertible Notes.

Total consolidated revenues for the quarter ended September 30, 2007 were $29.5 million, an increase of 94% from the $15.2 million reported for the quarter ended September 30, 2006. The primary components of revenue for the quarter ended September 30, 2007 were $17.2 million from the amortization of upfront and milestone revenue for SANCTURA received from the Company’s partner, $3.3 million of SANCTURA royalties, $2.9 million from sales of VANTAS, $2.3 million in sales force subsidy, $2.2 million from product sales of SANCTURA to Esprit, $0.8 million from sales of DELATESTRYL and $0.4 million from sales of SUPPRELIN LA.

Cost of product revenue for the quarter ended September 30, 2007 was $5.6 million, a decrease of 24% from the $7.4 million reported for the quarter ended September 30, 2006. Cost of product revenue in the current quarter relates primarily to sales of SANCTURA to Esprit at cost, costs associated with VANTAS, DELATESTRYL and SUPPRELIN LA and royalties on sales of SANCTURA that are reimbursed by Esprit.

Research and development expenses for the quarter ended September 30, 2007 were $12.4 million, an increase of 1% from the $12.3 million reported for the quarter ended September 30, 2006. Marketing, general and administrative expenses for the quarter ended September 30, 2007 were $18.7 million, an increase of 100% from the $9.4 million reported for the quarter ended September 30, 2006.

Interest expense of $1.6 million for the quarter ended June 30, 2007 related to the Company’s Convertible Notes.

Conference call and webcast

The live call may be accessed by dialing 888-680-0890 from the U.S. and Canada, and 617-213-4857 from international locations. The participant passcode is 72089202. Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P4PQ3UYVE. Pre- registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. A replay of the call will be available beginning at 11:00 AM on November 29, 2007 and lasting until 12:00 AM on December 29, 2007. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617- 801-6888 from international locations, using the passcode 59995043.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA(R) XR and SANCTURA(R) for overactive bladder, VANTAS(R) for advanced prostate cancer, SUPPRELIN(R) LA for central precocious puberty, and DELATESTRYL(R) to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR(TM) for bladder cancer, NEBIDO(R) for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, octreotide for acromegaly, and pagoclone for stuttering.

About SANCTURA and SANCTURA XR

SANCTURA(R) and SANCTURA(R) XR belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax detrusor smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

SANCTURA and SANCTURA XR possess a quaternary ammonium structure that may be instrumental in the low incidence of CNS side-effects. At therapeutic concentrations in vitro, SANCTURA does not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and the majority of the absorbed dose is excreted largely unchanged into the urine.

Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

About DELATESTRYL

DELATESTRYL(R) is an injectable testosterone preparation for the treatment of male hypogonadism. DELATESTRYL is contraindicated in men with carcinomas of the breast or with known or suspected carcinomas of the prostate.

About VANTAS

VANTAS(R) is a soft and flexible 12-month hydrogel implant that provides histrelin, a luteinizing hormone-releasing hormone (LHRH) agonist, for the palliative treatment of advanced prostate cancer. VANTAS is contraindicated in patients with hypersensitivity to GnRH, GnRH agonist analogs, or any components in VANTAS.

About SUPPRELIN LA

SUPPRELIN(R) LA is a subcutaneous implant indicated for the treatment of central precocious puberty (CPP), the premature onset of puberty in children. It utilizes the hydron implant technology and is specifically designed to provide a continuous release over 12 months of the gonadotropin releasing hormone (GnRH) agonist, histrelin. SUPPRELIN LA is contraindicated in patients with hypersensitivity to GnRH or GnRH analogs.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA(R), SANCTURA(R) XR, NEBIDO(R) , VANTAS(R) and SUPPRELIN(R) LA; the early state of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR(TM); risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; changes in reimbursement policies and/or rates for SANCTURA, VANTAS, SUPPRELIN LA, DELATESTRYL(R) and any future products; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux- related litigation; the risk that the businesses of Indevus and Valera Pharmaceuticals, Inc. will not be integrated successfully during the period following the related merger; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected; market acceptance for the merger and approved products; risks of regulatory review and clinical trials; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and twelve months ended September 30, 2007 and 2006

(Amounts in thousands except per share data)

	For the three months ended September 30,		For the twelve months ended September 30,
	2007	2006	2007	2006
Total revenues	$29,467	$15,177	$66,067	$50,452

Costs and expenses:
Cost of product revenues	5,607	7,356	14,640	19,692
Research and development	12,433	12,320	41,927	43,203
Marketing, general and administrative	18,740	9,285	60,185	36,009
Acquired in-process research and development	—	—	50,000	—
Amortization of intangibles	496	—	910	—
Total costs and expenses	37,276	28,961	167,662	98,904

Loss from operations	(7,809)	(13,784)	(101,595)	(48,452)
Investment income	763	1,057	3,354	3,505
Interest expense	(1,614)	(1,292)	(5,492)	(5,170)
Minority interest and other	(93)	(2)	(93)	(437)

Net loss	$(8,753)	$(14,021)$	$(103,826)	$(50,554)

Net loss per common share:
Basic and diluted	$(0.12)	$(0.25)	$(1.61)	$(1.02)

Weighted average common shares:
Basic and diluted	75,900	55,734	64,679	49,411

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30, 2007	September 30, 2006
Cash, cash equivalents and marketable securities	$71,142	$76,125
Goodwill	48,244	—
Intangible assets, net	29,190	—
Other assets	34,474	16,182
Total assets	$183,050	$92,307

Convertible notes	$68,037	$72,000
Deferred revenue	158,461	127,474
Other liabilities	30,890	17,163

Capital	502,163	348,345
Accumulated deficit	(576,501)	(472,675)
Total stockholders’ deficit	(74,338)	(124,330)
Total liabilities and stockholders’ deficit	$183,050	$92,307

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